UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2015

FRESH HEALTHY VENDING INTERATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55164	45-2511250
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2620 Financial Court, Suite 100, San Diego, California 92117
(Address of Principal Executive Offices)

858-210-4200
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On October 27, 2015, Fresh Healthy Vending International, Inc. (the "Company") obtained secured loans in the aggregate amount of $500,000 from Socially Responsible Brands, Inc.   The Company’s Chairman, Nicholas Yates, is a 20% owner of Socially Responsible Brands, Inc.

The Company issued two Secured Promissory Notes and a related Security Agreement, each dated October 27, 2015 (the “Notes” and “Security Agreement”).  Certain current lien holders of the Company also executed and delivered a Subordination Agreement in connection with the issuance of the Notes and Security Agreement (the “Subordination Agreement”, and together with the Notes and Security Agreement, the “Transaction Documents”).

The Notes are each in the principal amount of $250,000, and have terms of eighteen months and one year, respectively.  The first Note is secured by the Company’s fifty (50) corporate-owned micro-markets and the Note principal and interest is repaid according to a schedule based on sale of such micro-markets.  The second Note is secured by the Company's franchise royalties and principal and interest is repaid on a schedule based on receipt of combo machine sales, with guaranteed payments of at least $75,000 per quarter of the term of the Note. The Notes are not convertible.

The above descriptions of the Notes, Security Agreement and Subordination Agreement are qualified in their entirety by reference to the forms of such documents attached as Exhibits 4.1, 4.2, 4.3, and 4.4, respectively, to this Current Report on Form 8-K.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Secured Promissory Note.
4.2	Form of Secured Promissory Note.
4.3	Form of Security Agreement.
4.4	Form of Subordination Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fresh Healthy Vending International, Inc.

Date: November 2, 2015	By:	/s/ Arthur Budman
Name: Arthur Budman
Title: Chief Executive Officer and Chief Financial Officer